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                                EXHIBIT 10.19

                           OEM RESELLER AGREEMENT
                   BETWEEN THE COMPANY AND TELEDEX CORP.,
                           DATED AUGUST 25, 1999










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                           OEM RESELLER AGREEMENT

This Original Equipment Manufacturer (OEM) Reseller Agreement (the "Agreement") is made and entered into this 25th day of August, 1999 ("Effective Date") by and between Elastic Networks, Inc. ("Elastic"), a Delaware corporation having its principal offices at 6120 Windward Parkway, Suite 100, Alpharetta, GA 30005-4191, and Teledex Corp. (the "OEM Reseller"), a corporation of the State of California having an office and place of business at 6311 San Ignacio Ave., San Jose, CA 95119.

                               1.  DEFINITIONS

     The following terms are used in this Agreement with the meanings thereafter ascribed.

     "Application" means high-speed access connectivity, Internet access and associated services.

     "Customers" mean Customers of Products procured by efforts of OEM
Reseller.

     "ECE" or "Elastic Certified Engineer" means an individual certified by Elastic in accordance with Elastic's then-current program who is responsible for the configuration and initial administration of the Products and ongoing customer support.

     "ECI" or "Elastic Certified Installer" means an individual certified by Elastic in accordance with Elastic's then-current program who is responsible for the installation and initial configuration of the Products.

     "Hardware" means any physical portion of a Product originally manufactured by Elastic, including memory circuits and media upon which Software may be delivered, but excluding Software.

     "Elastic Marks" means the trademarks, service marks, trade names, logos, and other descriptive devices of Elastic associated with the Products, and includes, but is not limited to, the Elastic Technology Marks.

     "Elastic Technology Marks" means the logos and specification and descriptions of the marks appearing in Exhibit E.

     "OEM Reseller Marks" means the trademarks, services marks, trade names, logos, and other descriptive devices of OEM Reseller.

     "Products" means the Hardware, Software, and other items described on EXHIBIT A hereto as amended from time to time to reflect changes in the Product offered by Elastic.

     "Sell" means the sale of Hardware and other items and the right to grant licenses to use the Software.

     "Software" shall mean any set of one or more computer programs originally created by Elastic which is composed of routines, subroutines, concepts, processes, algorithms, formulas, ideas, or know how, and contained on a magnetic tape, disc, semiconductor device or other memory device or system memory consisting of (a) hard wired logic instructions which manipulate data in the central processor and control input-output operations and errors diagnostic and recovery routine, (b) instruction sequences in machine-readable code that control call processing, or other operating function, peripheral equipment or administration and maintenance functions and (c) associated documentation used to describe, maintain and use the program.

     "Territory" means the United States and Canada.

                              2. GRANT OF RIGHTS

2.1. PURCHASE RIGHTS. OEM Reseller may purchase the Hardware and be granted a right to use the Software pursuant to the Software License set forth in EXHIBIT B for its own use within the Territory and consistent with the Application on the terms and conditions set forth herein provided that any such Products so used by OEM Reseller are not resold.

2.2. DISTRIBUTION RIGHTS. Elastic hereby grants to OEM Reseller during the Term a nonexclusive, nontransferable, and limited right to (a) market, distribute, and Sell the Hardware; (b) transfer to Customers pursuant to the Software License set forth in EXHIBIT B the right to use the Software; and
(c) use the Marks to describe the Products and relabel Elastic Hardware as described in Section 10 hereof, only in the Territory and consistent with Application.

2.3. RESERVATION OF RIGHTS. Elastic reserves all rights not expressly granted herein. Except as set forth herein or as required by applicable law, no express or implied right of any kind is granted to OEM Reseller or any other party.

2.4. RESTRICTIONS. OEM Reseller shall not (a) Sell nor enter into any agreement to Sell the Products outside the Territory, (b) ship, permit deliver of, or transfer the Products, outside the Territory, or (c) permit use of the Products in any manner that is inconsistent with the Application without the prior written consent of Elastic. OEM Reseller shall not, and shall not allow its employees, its representatives, Customers, or any unauthorized party to, use, reproduce, disassemble, decompile, modify, or reverse engineer, or create derivative works based upon, the Products.

                                    3. TERM

3.1. TERM. Unless earlier terminated as provided in Section 12 below, this Agreement shall be effective as of the Effective Date and shall remain in effect for three (3) years following the Effective Date ("Initial Term"). The Initial Term and any annual extension/s hereof ("Renewal Term") may be collectively referred to as the "Term."

3.2. RENEWAL OF TERM. Unless earlier terminated as provided in Section 12 below, the Term of this Agreement shall continue for successive one (1) year terms following the Initial Term.


                               4. ORDER PROCEDURE

4.1. ORDER SUBMISSION. OEM Reseller shall submit orders to Elastic in accordance with procedures established by Elastic from time to time and published on Elastic's web site ("Orders"). All Orders shall be submitted pursuant to, and shall incorporate all of, the terms and conditions of this Agreements. No Order shall be binding on Elastic unless


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                                   OEM Reseller Agreement No. Entrata063099


accepted in writing or by delivery of Products in whole or partial fulfillment thereof. Elastic shall have the right to cancel any Order accepted by Elastic, or to delay the shipment of Products ordered if OEM Reseller fails to meet payment schedules or other credit or financial requirements established by Elastic. Elastic reserves the right to vary, change, or limit the amount or duration of credit to be allowed to OEM Reseller.

4.2. ORDER ACCEPTANCE. Elastic may accept or reject any Order for any reason, including without limitation, an Order which requires a ship date less than thirty (30) days after Elastic's receipt of same.

4.3. ORDER CANCELLATION. In the event OEM Reseller cancels all or any part of an Order within thirty (30) days of the ship date, OEM Reseller shall pay to Elastic a cancellation charge of ten percent (10%) of the Product price for each Product that has been cancelled.

4.4. NON-BINDING FORECAST OF ORDERS. At or before the beginning of each month during the Term, using the format in Exhibit E, OEM Reseller shall provide to Elastic a written non-binding forecast of the quantities of each Product anticipated to be purchased from Elastic for delivery in each of the following twelve months ("Forecast"). If at any time OEM Reseller reasonably anticipates any significant difference between the current Forecast and OEM Reseller's actual requirement for Products, OEM Reseller will promptly notify Elastic and Elastic will use its commercially reasonable efforts to meet OEM Reseller's actual requirement upon such prompt notice.

                                  5. SHIPMENT

5.1. SHIPMENT. Elastic shall ship to OEM Reseller the number of Products specified in the Order for which Elastic has received a properly completed Order that has been accepted by Elastic. The date when such Products are shipped is hereinafter the "SHIPMENT DATE."

5.2. PARTIAL SHIPMENT. OEM Reseller shall be responsible for delivering Products to Customers. The parties agree that (a) any failure to supply all Products ordered in a single shipment of (b) any partial shipment or delivery of an Order in installments shall not constitute a breach of this Agreement or give rise to any remedy or right of or otherwise make Elastic liable or responsible in any manner to OEM Reseller, any Customer, or any third party.

5.3. RISK OF LOSS AND TITLE. All Products or other products are shipped F.O.B., point of shipment. All risk of loss or destruction or, or damage to, the Products shall transfer from Elastic to OEM Reseller at the time the Order is shipped on the Shipment Date. Title to the Hardware shall pass to OEM Reseller upon OEM Reseller's final payment of the total Price.

                              6. PRICE; PAYMENT

6.1. PRICE. The price to be paid for the Products by OEM Reseller shall be the amount in United States Dollars stated in EXHIBIT A hereto ("PRICE LIST"). Elastic shall have the right at its sole discretion at any time to change its Price List with sixty (60) days written notice to OEM Reseller, and such new prices shall apply to all shipments made after such notice period.

6.2. PAYMENT TERMS. Elastic will invoice OEM Reseller as of the date that a full or partial shipment is made. Any invoiced amount shall be due and payable thirty (30) days after the date of the invoice. If an invoice contains one or more amounts that are disputed, as well as one or more amounts that are not, OEM Reseller agrees it will not withhold any amount(s) which are not disputed. Elastic reserves the right to refuse to grant credit to OEM Reseller at any time and for any reason and to require cash on delivery terms or cash with order terms.

6.3. TAXES AND DUTIES. Elastic shall have no responsibility for the deduction, withholding, collection, or payment of any and all taxes and duties of any kind, anywhere, arising out of this Agreement, including but not limited to, sales, use, and import taxes, levies and charges by federal, state or local government authorities in the Territory or elsewhere, except for corporate taxes on the income of Elastic. The payment of any and all taxes applicable to any transaction under this Agreement is the sole responsibility of OEM Reseller. OEM Reseller shall complete and execute the BLANKET SALES/USE TAX EXEMPTION CERTIFICATE included herein as EXHIBIT C upon execution of this Agreement.

6.4. INTEREST. On any amounts not paid when due, Elastic shall be entitled to receive interest at the rate of one and one-half percent (1-1/2%) per month or the maximum legal amount, whichever is less. OEM Reseller shall reimburse Elastic for all costs of collection, including reasonable attorneys' fees and court costs. Time is of the essence in all payment terms.

6.5. REDUCTION OR SET-OFF. Amounts due to Elastic under this Agreement are not subject to reduction or set-off without the prior written consent of Elastic.

                             7. RESPONSIBILITIES

OEM Reseller shall:

    (a) Use its best efforts to promote the sale of Products throughout the Territory for the consistent with Application.

    (b) Provide Customers Level 1, Level 2 and Installation Support using either its own ECI and ECE or the services of another organization certified by Elastic to provide such support.

    (c) Not make representations concerning the Products that exceed or are inconsistent with the marketing materials and technical specifications provided to OEM Reseller by Elastic. OEM Reseller has no and shall exercise no authority to bind Elastic to any undertaking or performance with respect to the Products.

    (d) Comply with all laws and regulations which may govern this Agreement and the promotion and sale of the Products.

    (e) Promptly notify Elastic of any and all known or suspected actual or attempted infringements of (i) the Products, any component or peripheral thereof, or (ii) intellectual property in the Products or the Marks.

    (f) Immediately advise Elastic of any changes in standards, specifications, and procedures with respect to the Products that may become necessary from time to time during the term of this Agreement. Elastic shall act in good

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                                       OEM Reseller Agreement No. Entrata063099


faith to judge if modifications, revisions, and additions in and to the production of the Products are necessary.

                                 8. TRAINING

8.1. TRAINING SESSIONS. During the term of this Agreement, Elastic will offer training classes in the installation, maintenance, Level 1 Support, and Level
2 Support ("TRAINING"). Training will initially be conducted in Alpharetta, Georgia at the principal offices of Elastic or at such other locations as may be selected by Elastic. OEM Reseller shall be responsible for the cost of Training and all expenses incurred by OEM Reseller and OEM Reseller's employees incident to Training. Elastic's charges for training classes and testing shall be posted from time to time on Elastic's web site.

8.2. TECHNICAL SUPPORT DESIGNEES. Within five (5) days after the date of this Agreement, OEM Reseller shall designate one (1) or two (2) members of its technical staff acceptable to Elastic to act as OEM Reseller's sole representatives for contact with Elastic regarding Training and OEM
Reseller's Level 1 Support and Level 2 Support obligations ("TECHNICAL
SUPPORT DESIGNEES"). OEM Reseller's failure to designate and maintain at least one (1) competent Technical Support Designee during the Term shall be a material breach of this Agreement and shall entitle Elastic, at its sole discretion, to terminate this Agreement in accordance with SECTION 12.1 hereof. The parties acknowledge that, on an occasional as-needed basis only, a temporary Technical Support Designee may be substituted if neither
Technical Support Designee is available.

                            9. PRODUCT WARRANTY

9.1. LIMITED WARRANTY. Elastic warrants to OEM Reseller that the Hardware and Software purchased from Elastic will, for a period of [one (1) year] after the Shipment Date of the Hardware and Software to OEM Reseller (the "WARRANTY PERIOD"), (1) be free from material defects and (2) conform in all material respects to Elastic's published Product specifications in effect on the date the Hardware and Software is shipped to OEM Reseller. The sole obligation of Elastic under this warranty shall be to repair or replace (at the option of Elastic) any Hardware and Software which contains a defect in material or workmanship or which fails to conform in all material respects to such Product specifications. Elastic shall have the right to confirm the existence of a defect or nonconformity by testing the Hardware and Software. This limited warranty does not apply to items normally consumed in operation, such as lamps and fuses or to any defect that has been caused by OEM Reseller or Customers and arises from mishandling, misuse, neglect, or improper testing or repair. OEM Reseller agrees to comply with Elastic's then effective return merchandise authorization procedures ("RMA PROCEDURES"). OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 9.1, ELASTIC MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS TO CUSTOMER OR TO OEM RESELLER. THE WARRANTY IN THIS
SECTION 9.1 IS MADE EXPRESSLY IN LIEU OF ANY AND ALL EXPRESS, IMPLIED, OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

9.2.   DIAGNOSTICS AND SUPPORT.

(A) LEVEL 1 SUPPORT. OEM Reseller shall be responsible for providing or purchasing Level 1 Support for each Customer. "Level 1 Support" means the ability to: (1) provide general Product information to Customers; (2) provide 800 support desk technical support of Products to Customers TWENTY-FOUR (24) HOURS PER DAY, SEVEN (7) DAYS PER WEEK; (3) provide general Product configuration and installation support to Customers; (4) record and track reported Customer problems relating to Product issues and actions taken to correct such problems; (5) distribute software upgrades, patches, and new feature releases to Customers as appropriate; (6) escalate problems that cannot be resolved by Level 1 Support to Level 2 Support; and (7) provide Elastic with a monthly summary of reported Customer problems and related issues, and resolution status reports in a form provided by Elastic. Elastic agrees to provide reasonable assistance by fax, email, and telephone to OEM Reseller's Technical Personnel during Elastic's normal business hours of 8:30 a.m. - 5:00 p.m. Eastern Standard Time, excluding weekends and Elastic's holidays.

(B) LEVEL 2 SUPPORT. OEM Reseller shall be responsible for providing or purchasing Level 2 Support for each Customer. "LEVEL 2 SUPPORT" means the ability to: (1) provide assistance to Customers to resolve misconfigurations of Products; (2) isolate and simulate complex configurations of Customer's networks; (3) identify and isolate subsystem faults; (4) perform root cause analysis; (5) provide on-site support as may be required by a Customer; (6) simulate Product problems in a lab facility to facilitate problem resolution and provide Elastic with sufficient information and the steps to reproduce the problem in its lab facility; (7) escalate problems that cannot be resolved under Level 2 Support to Level 3 Support; and (8) provide remote modem access to Customer site for Elastic. Elastic agrees to provide reasonable assistance by fax, email, and telephone to OEM Reseller's
Technical Personnel during Elastics' normal business hours of 8:30 a.m. - 5:00 p.m. Eastern Standard Time, excluding weekends and Elastic's holidays.

(c) LEVEL 3 SUPPORT. At OEM Reseller's request, Elastic shall provide Level 3 Support to OEM Reseller for Products. "LEVEL 3 SUPPORT" means the ability to resolve Product problems and bugs that cannot be prevented, diagnosed, or corrected by Level 1 Support or Level 2 Support and are not related to installation, configuration, integration, or unintended usage. If Elastic determines that OEM Reseller's request for Level 3 support should not be included in Level 3 Support, OEM Reseller shall pay Elastic for all labor at Elastic's Technical Support Rate as listed in the Exhibit A Price List and as amended from time to time upon 60 days written notice to OEM Reseller and reimburse Elastic for all material and travel expenses.

9.3. SOFTWARE SUPPORT. Elastic shall make available to OEM Reseller Maintenance Releases via Elastic's web site for downloading. Elastic shall support each Major Release for "n"-2 Software releases ("SUPPORTED RELEASE"), where "n" is the Major Software Release currently available. Elastic, in meeting

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                                   OEM Reseller Agreement No. Entrata063099

any support obligations may require a Customer to upgrade to a Supported Release before Elastic is required to provide such support. Any Software that is not within "n"-2 Software releases must be upgraded to Elastic' then-current Major Release to continue to be eligible for support by Elastic. If OEM Reseller or a Customer chooses not to remain within "n"-2 Major Releases of the currently available Software, then Elastic may choose to discontinue service support for such release. "MAJOR RELEASE" shall mean a release of Software that shall be designated by Elastic as a change in the ones digit of the Software version number [(x).x]. "MAINTENANCE RELEASE" shall mean an incremental release of Software by Elastic that repairs post-production Software bugs, and may provide additional Software features. Maintenance Releases shall be designated by Elastic as a change in the tenths digit(s) of the Software version number [x.(x)].

9.4. ELASTIC EXTENDED WARRANTY AND MAINTENANCE PROGRAM. Elastic shall offer an optional Elastic Extended Warranty and Maintenance Program ("EWMP") for Hardware and Software. EWMP is offered on a per-Order basis so that it applies to all Hardware and/or all Software purchased on a particular Order. Annual fees and program provisions are as follows:

        HARDWARE: Annual fee is 3% of the total per-Order Hardware price for each year of EWMP desired. EWMP extends the standard SECTION 9.1 Warranty Period for up to two additional years. The first year of EWMP may be purchased on the original Order or at any time prior to expiration of the standard Warranty Period. The second year of EWMP may be purchased on the original order or at any time prior to the expiration of either the standard Warranty Period or prior to the expiration of first-year EWMP if this option was selected.

        SOFTWARE: Annual fee is 12% of the total per-Order Software price for each year of EWMP desired. For Software, EWMP extends the standard
    SECTION 9.1 Warranty Period AND entitles OEM Reseller to receive the latest Major Releases at no additional cost. The first year of EWMP may be purchased on the original Order or at any time prior the expiration of the standard Warranty Period. Additional years of EWMP may be purchased at any time prior to expiration of the then-current year of EWMP. Elastic may choose to discontinue Software EWMP if: 1.) OEM Reseller or its Customer chooses not to remain within Supported Releases of the currently available Software; and/or 2.) OEM Reseller or its Customer chooses not to obtain upgraded Hardware required to run such Supported Releases.

    At Elastic's request, OEM Reseller agrees to provide information and documentation deemed sufficient by Elastic to determine the validity of any warranty claims or issuance by OEM Reseller of Major Releases to Customers under EWMP. Such information and documentation may include, but is not limited to, copies of Customer receipts or other documents showing that EWMP fees were paid and identifying the Products by name, quantity and serial number to which EWMP applies. Elastic may refuse EWMP warrant claims and prohibit OEM Reseller from issuing Major Releases under EWMP if OEM Reseller refuses to supply such information and documentation upon request by Elastic.

9.5.    SERVICES NOT PROVIDED UNDER LIMITED WARRANTY OR EWMP. Neither the
Section 9.1 Limited Warranty nor enrollment in EWMP automatically entitle OEM Reseller to receive the following: releases of or updates to Software not included on Orders for which Software EWMP was purchased; customization of, configuration of, or labor to install Products; on-site Product support; support or replacement of Product that is altered, modified, mishandled, destroyed, or damaged by natural causes or damaged during unauthorized use; Services to resolve problems resulting from OEM Reseller's actions or causes beyond Elastic's control; Services for non-Elastic software installed on any Product; or Hardware upgrades required to run new or updated software. If OEM Reseller requests Elastic to perform on-site diagnostic and remedial maintenance, excluding when necessary under Level 3 Support escalations, OEM Reseller shall pay Elastic for all labor cost at Elastic's Technical Support Rate as listed in the Exhibit A Price List and as amended from time to time upon 60 days written notice to OEM Reseller and reimburse Elastic for all material and travel expenses.

9.6. LIMITATION OF LIABILITY. In no event will Elastic, its subsidiaries, its associated companies, or its licensors be liable to OEM Reseller under this Agreement or otherwise, or to any Customer regardless of the form of claim or action, in an aggregate amount that exceeds the total Price paid to Elastic in respect of the Products giving rise to the claim or action purchased pursuant to this Agreement. In no event will Elastic, its subsidiaries, its associated companies, or its licensors be liable to OEM Reseller or any third party for special, consequential, exemplary, incidental, or indirect damages or costs (including legal fees and expenses) or loss of goodwill or profit in connection with the supply, use or performance of or inability to use the Products or any services provided hereunder, or in connection with any claim arising from this Agreement, even if Elastic, its subsidiaries, its associated companies, or its licensors have been advised of the possibility of such damages or costs. EXCEPT AS PROVIDED IN THIS SECTION 9, IN NO EVENT WILL ELASTIC, ITS SUCCESSORS OR ASSIGNS, ITS SUBSIDIARIES, OR ITS AFFILIATES BE LIABLE TO OEM RESELLER OR ANY THIRD PARTY IN WARRANTY, CONTRACT, NEGLIGENCE, STRICT TORT OR OTHERWISE, REGARDING ANY DEFECTS IN THE DESIGN, DEVELOPMENT, PRODUCTION, OR PERFORMANCE OF THE PRODUCTS UNDER THIS AGREEMENT OR OTHERWISE. No action arising out of this Agreement, regardless of form, may be brought by either party or any other third party more than two (2) years after the date the cause of action has accrued.

9.7. PROHIBITIONS ON USE. The Products are intended for connection to the room telephone wiring and to the "subscriber" side of the Federal Communications Commission ("FCC") Part 68 Registered telephone services switch (the PABX). In no event shall OEM Reseller or Customers directly connect the Products to the telephone company central office wiring which would require Registration as "Terminal Equipment" pursuant to 47 Code of Federal Regulations Part 68 of the FCC Rules.

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                               10. TRADEMARKS

10.1. OWNERSHIP. OEM Reseller acknowledges that Elastic is the owner of all right, title, and interest in and to the Elastic Marks. OEM Reseller covenants not to file or prepare any application for registration of any of the Elastic Marks without the prior approval and direction of Elastic. OEM Reseller agrees not to adopt, use, file for registration, or register any trademark, service mark, or tradename (with respect to the Elastic Marks or otherwise) without the prior written consent of Elastic.

ELASTIC ACKNOWLEDGES THAT OEM RESELLER IS THE OWNER OF ALL RIGHT, TITLE, AND INTEREST IN AND TO THE OEM RESELLER MARKS. ELASTIC COVENANTS NOT TO FILE OR PREPARE ANY APPLICATION FOR REGISTRATION OF ANY OF THE OEM RESELLER MARKS WITHOUT THE PRIOR APPROVAL AND DIRECTION OF OEM RESELLER.

10.2. NO IMPAIRMENT. OEM Reseller agrees not to commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair the rights, title, or interest of Elastic in or to the Elastic Marks. OEM Reseller agrees not to claim or assert any rights, title, or interest in or to the Elastic Marks in any way.

10.3. USE OF MARKS. OEM Reseller will not adopt for use any Elastic Marks in any manner whatsoever, other than as may be specifically authorized in this Agreement. OEM Reseller shall use the Elastic Marks in conjunction with OEM Reseller Marks only as approved in writing by Elastic Networks, and not with any other trademarks, trade names, service marks, logos, or other similar designations without Elastic's prior written approval. Elastic shall supply to OEM Reseller its set of Elastic Technology Marks for such approved use on Elastic Hardware by OEM Reseller in conjunction with OEM Reseller Marks. The parties agree that all use by OEM Reseller of the Elastic Marks shall be in such a manner as to inure at all times to the benefit of Elastic, and shall not in any manner create the impression that the Elastic Marks belong to and are owned by OEM Reseller or any other party. OEM Reseller shall not modify, delete, remove, alter, cover, or obscure the Elastic Marks or the copyright or other proprietary notices placed on or embedded in the Products, documentation, or any related materials, whether obtained from Elastic or otherwise.

10.4. MARKETING MATERIALS. OEM Reseller shall include the Elastic Technology Marks in any literature, promotional materials, or advertising which it produces or distributes concerning the Products. OEM Reseller shall provide to Elastic samples of all literature, promotional materials, and advertising material which contains the Elastic Marks, for review and approval by Elastic prior to first use. OEM Reseller will not use any such Elastic Marks other than directly with respect to the promotion and sale of the Products, and shall use such Elastic Marks in accordance with applicable law.

10.5. OTHER PRODUCTS AND SERVICES. If OEM Reseller offers any other products or services in connection with the Products, any display or other use of the Elastic Marks must conform the standards set forth herein. All such combinations with the Elastic Marks must be approved in writing by Elastic prior to actual use by OEM Reseller, and OEM Reseller shall cooperate with Elastic in monitoring the nature and quality of OEM Reseller's use of the Elastic Marks with such products and services.

10.6. MARKS OF OEM RESELLER. OEM Reseller may include its own trademarks, trade names, service marks, logos and other similar designations in connection with the sale of the Products; provided, however, all such combinations with the Elastic Marks require Elastic's prior written approval.


                    11.  CONFIDENTIALITY AND OWNERSHIP

11.1. PROPRIETARY INFORMATION. Each party may disclose to the other party certain Trade Secrets and Proprietary Information of such party or its associated companies, suppliers, or customers. For purposes of this Agreement, "TRADE SECRETS" means information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "PROPRIETARY INFORMATION" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential, including but not limited to the terms and conditions of this Agreement. "OWNER" refers to the party disclosing Proprietary Information hereunder, whether such party is Elastic or OEM Reseller and whether such disclosure is directly from Owner or through Owner's employees or agents and "RECIPIENT" refers to the party receiving any Proprietary Information hereunder, whether such party is Elastic or OEM Reseller and whether such disclosure was received directly or through Recipient's employees or agents.

11.2. CONFIDENTIALITY. Recipient agrees to hold Proprietary Information disclosed by Owner in strictest confidence and not to, directly or indirectly, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer such Proprietary Information to any third party, or utilize such Proprietary Information for any purpose whatsoever other than as expressly contemplated by this Agreement. With regard to the Trade Secrets, this obligation shall continue for so long as such information constitutes a trade secret under applicable law. With regard to the Proprietary Information, this obligation shall continue for the Term and for a period of five (5) years thereafter. The foregoing obligations shall not apply if and to the extent that Recipient establishes that the information communicated was:

        (a) Already known to Recipient, without obligations to keep such information confidential, at the time of Recipient's receipt from Owner, as evidenced by documents in the possession of Recipient prepared or received prior to disclosure of such information;

        (b) Received by Recipient in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or

        (c) Publicly known at the time of Recipient's receipt from Owner or has become publicly known other than by a breach of this Agreement.

11.3. OWNERSHIP. OEM Reseller acknowledges and agrees that Elastic is the sole owner and shall retain all right, title, and interest in and to the Products and its Proprietary Information and all localizations, modifications, improvements, and derivative works, and related written matter and all copies and portions thereof, including but not limited to all worldwide


                           PROPRIETARY & CONFIDENTIAL
patents, patent applications, copyright, trademarks, trade secrets and other intellectual property rights and interests. OEM Reseller agrees that, except for the limited license granted under Section 2, it shall not assert any right, title, or interest therein.

                              12. TERMINATION

12.1 TERMINATION. Either party may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term, upon ninety (90) days prior written notice to the other. Elastic may terminate this Agreement upon the occurrence of any of the following events: (a) OEM Reseller shall not pay when due any sum owed hereunder and such non-payment continues for more than fifteen (15) days after demand by Elastic, (b) OEM Reseller shall breach or fail to perform any provision of the CONFIDENTIAL DISCLOSURE provisions of this Agreement, (c) OEM Reseller shall breach or fail to perform any other provisions of this Agreement and the same is not cured within forty-five (45) days after notice of such breach or failure has been given to OEM Reseller, or (d) OEM Reseller shall become insolvent or shall make an assignment for the benefit of its creditors or there shall be filed by or against OEM Reseller any bankruptcy, receivership, reorganization, or other like proceeding under any present or future debtor relief law or law relating to financial institutions. Elastics' right to terminate this Agreement shall be exercised by a written notice to OEM Reseller; and the termination of this Agreement shall be effective immediately upon the giving of such notice. Any termination of this Agreement shall be in addition to, and not in lieu of, any other rights or remedies available to Elastic at law or in equity, and all such rights and remedies shall be cumulative.

12.2. OBLIGATIONS UPON TERMINATION. Upon the expiration or termination of this Agreement for any reason: (a) OEM Reseller shall immediately return to Elastic all Elastic property, including but not limited to Proprietary information of Elastic; and (b) all invoices and any other moneys due to Elastic by OEM Reseller shall remain due and payable in accordance with the terms hereof.

12.3. SURVIVAL OF TERMS. Upon termination or expiration of this Agreement (a) all provisions which by their nature and context are intended to survive termination of this Agreement, including without limitation SECTIONS 2.4, 6.3, 9, 10, 11, AND 12.4, Elastic will hereafter stand wholly freed and discharged, and OEM Reseller hereby expressly releases and discharges Elastic of and from any and all obligations or liability whatsoever, whether arising hereunder or from, or in connection with, any manner or thing relating to, or in any manner connected with, the subject matter of this Agreement. The foregoing right of termination and the additional right of nonrenewal at the end of this term are absolute, and neither Elastic nor OEM Reseller will be liable to the other because of the termination or nonrenewal hereof for compensation, reimbursement, or damages on account of expenditures, investments, leases or commitments in connection with the business or good will of Elastic or OEM Reseller, or for any other reason whatsoever. OEM Reseller will not be relieved, however, of any obligations for unpaid balances for Products shipped prior to termination or expiration. The termination of this Agreement will operate as a cancellation, as of the date thereof, of all orders which have not been shipped by Elastic to OEM Reseller, thereafter, neither party will be under any obligation to the other with respect to orders so canceled.

12.4. INDEMNIFICATION. In addition to any other obligations of indemnity provided in this Agreement, OEM Reseller agrees to indemnify, defend, and hold harmless Elastic, its affiliates, and their directors, officers, shareholders, employees and agents from and against any claims, liabilities, losses, damages, causes of action, or injuries, together with all costs and expenses, including reasonable attorneys' fees, arising out of or resulting from: (a) any actions or omissions on the part of OEM Reseller in distributing or marketing the Products; (b) any statements, claims, representations or warranties made by OEM Reseller relating to the Products other than as authorized by Elastic in writing or made in Elastics' own writings; (c) the infringement or claim thereof of any patent, copyright, trademark, service mark, tradename, trade secret, proprietary and confidential information right, or any other property right of a third party arising from the use by OEM Reseller of any symbol, insignia, name or identifying characteristic identifying the Products other than a Mark; (d) OEM Reseller's failure to comply fully with all the obligations set forth in this Agreement; and (e) any failure on OEM Reseller's part to pay any taxes, duties or assessments due.

                               MISCELLANEOUS

13.1. Elastic Generated Screens ("EGS") are graphical-user-interface pages that originate in Elastic Software and appear on the screens of users when Elastic Software is utilized including without limitation, initial log-in pages and maintenance screens. EGS may contain Marks, which shall not be removed, altered or repositioned without prior written permission from Elastic. EGS may not be altered in any way, except as allowed by Elastic product documentation or other prior written approval from Elastic. Elastic will specify the guidelines and restrictions under which such changes may be made, including specification of which screens or portions of screens may be changed. Elastic reserves the right to withdraw approval for changes to EGS if Elastic determines its specified guidelines and restrictions are not followed.

13.2. ENTIRE AGREEMENT. This Agreement and its Exhibits represent the entire understanding between the parties hereto and supersede all other written or oral agreements heretofore made by or on behalf of Elastic or OEM Reseller, and may be changed only by agreements in writing signed by the authorized representatives of the parties. All future Orders from OEM Reseller to Elastic shall be governed by the terms and conditions referenced herein and shall become effective upon acceptance by an authorized Elastic officer. Acknowledgment by Elastic of a OEM Reseller's or Customer's Order shall not constitute acceptance of any additional or different terms and conditions entered thereon.

13.3. FORCE MAJEURE. Except for obligations of confidentiality and payment, neither party shall be in default under this Agreement if such default arises, directly or indirectly, out of causes reasonably beyond the direct control or foreseeability of such party, including without limitation default by subcontractors or suppliers, acts of God or of the


                       PROPRIETARY & CONFIDENTIAL

                                       OEM Reseller Agreement No. Entrata063099


public enemy, USA or foreign governmental acts in either a sovereign or contractual capacity, labor, fire, flood, epidemic, restrictions, strikes, and/or freight embargoes.

13.4. GOVERNING LAW. This Agreement has been made, executed and delivered in the State of Georgia, USA in which state the offices of Elastic are located. Accordingly, the parties invoke the laws of the State of Georgia, without regard to the principles of conflicts of law thereof, regarding the protection of their rights and enforcement of their obligations hereunder and they mutually stipulate and agree that this Agreement is in all respects
(including without limitation all matters of interpretation, validity, performance and the consequences of breach) to be exclusively construed, governed and enforced in accordance with the internal laws (excluding all conflict of laws rules) of the State of Georgia and any applicable federal laws of the United States of America, as from time to time amended and in effect. In any civil action by either party relating to this Agreement, the prevailing party shall recover from and be reimbursed by the other party for all costs, reasonable attorneys' fees, and related expenses.

13.5. HEADINGS. The headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

13.6. NOTICES. All notices required by or relating to the Agreement shall be in writing and shall be sent to the parties to this Agreement at their addresses set forth herein or to such other address as either party may substitute by written notice to the other, delivered in person, or by facsimile and confirmed by international air express courier. All notices shall be deemed delivered upon the earlier of actual receipt of three (3) days after deposit of such notice with the international air express courier, properly addressed, postage prepaid.

13.7. RELATIONSHIP OF PARTIES. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties hereto or OEM Reseller as agent of Elastic or its affiliates, for any purpose whatsoever, and OEM Reseller shall have no authority or power to bind Elastic or its affiliates, or to contract in the name of or create a liability against Elastic or its affiliates, in any way or for any purpose.

13.8. REMEDIES. OEM Reseller acknowledges and agrees that each provision in this Agreement providing for the protection of copyrights, Proprietary Information, and other proprietary rights is material to this Agreement. The parties acknowledge that any threatened or actual breach of copyrights or other proprietary rights by OEM Reseller shall constitute immediate, irreparable harm to Elastic, for which money damages would be inadequate compensation and for which Elastic shall be entitled to equitable remedies awarded by a court of competent jurisdiction.

13.9. SEVERABILITY. If any provision herein is declared invalid or unenforceable, the other provisions shall remain in full force and effect, and this Agreement shall be deemed to be amended to replace, to the extent legally possible, the rights and obligations contained in the invalid or unenforceable provision. Invalidity or unenforceability of any provision is not a failure of consideration hereunder.

13.9. TRANSFER AND ASSIGNMENT. The Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns provided however, that neither this Agreement, nor the obligations of OEM Reseller, may be transferred or assigned without the prior written consent of Elastic.

13.10. WAIVER. Failure by either party to enforce at any time any of the provisions of the Agreement shall not constitute a waiver of such provision nor in any way affect the validity of the Agreement or any part thereof or the right of the other party thereafter to enforce the provisions hereof. Elastic retains the right to offset or retain any amount due or may become due to OEM Reseller for payment of commissions against amounts due to Elastic under this Agreement.

13.11. INSURANCE. OEM Reseller shall maintain, during the term of this Agreement, all insurance and/or bonds required by any applicable law, including but not limited to: (1) workers' compensation insurance as prescribed by the laws of all states in which work pursuant to this Agreement is performed; (2) employer's liability insurance with limits of at least $5 million per occurrence; (3) comprehensive general liability insurance (including products liability coverage, contractual liability, advertising liability, and comprehensive automobile liability coverage) with each coverage having limits of at least $5 million per occurrence. Such insurance shall name Elastic as an additional insured with a cross liability endorsement. At the time this Agreement is executed OEM Reseller shall furnish Elastic with a certificate of insurance evidencing that such insurance is in effect. This certificate shall also state that Elastic shall be notified by OEM Reseller's insurance carriers within thirty (30) days of any cancellation, expiration, material change, or exhaustion of limits with respect to the aforementioned insurance. OEM Reseller shall require any subcontractors and agents involved with the performance of work pursuant to this Agreement, to agree to maintain insurance coverage and to furnish certificates or other adequate proof thereof to Elastic upon written request.


                          PROPRIETARY AND CONFIDENTIAL

                                       OEM Reseller Agreement No. Entrata063099

      Exhibits A, B, C and D are attached hereto and made a part hereof.

      IN WITNESS WHEREOF, Elastic and OEM Reseller have each caused this Agreement to be executed by their duly authorized representatives, effective as of the day and year first written above.

ELASTIC NETWORKS, INC.                   TELEDEX CORPORATION
                                         -------------------

By: /s/ Phillip L. Griffith              By:  /s/ Ronald S. Lesniak
   ------------------------                 -----------------------

Phillip L. (Phil) Griffith,                 Ronald S. Lesniak,
Vice President, Sales and Marketing         President & CEO
-----------------------------------         ------------------------
NAME & TITLE PRINTED                        NAME & TITLE PRINTED


     UNTIL EXECUTED BY ELASTIC NETWORKS, INC. IN ALPHARETTA, GEORGIA, USA THIS AGREEMENT CONSTITUTES AN OFFER, WHICH EXPIRES __________, 1999.




                        PROPRIETARY & CONFIDENTIAL